This Prospectus Supplement relates to a
                                      Prospectus dated October 27, 1995 (File
                                      No. 33-62667), and is filed pursuant to
                                      Rule 424(b)(3).




                                                     1 December 1995


To the Shareholders of
Homestake Gold of Australia Limited

Homestake Mining Company (Homestake) has extended its offer of 27 October 1995 to acquire your fully paid ordinary shares in Homestake Gold of Australia Limited (HGAL). The offer is now due to close on 22 December 1995.

On the reverse side of this letter is a Notice of Variation of the Offer.

Homestake is offering you the choice of receiving either:
(a) 0.089 Homestake Shares for each fully paid ordinary share in HGAL that you own (Share Offer); or
(b) $A1.90 in cash for each fully paid ordinary share in HGAL that you own (Cash Offer).

The independent directors of HGAL have recommended that you consider the following choices and select the one which you believe will maximise your return:
(a)      accept the Cash Offer;
(b)      accept the Share Offer; or
(c)      sell your HGAL shares on market.

Rothschild Australia Limited, the independent expert retained by HGAL, has concluded that the Homestake offer is fair and reasonable.

As of the close of business in Australia on 30 November 1995, acceptances for a total of 16,940,563 HGAL shares had been received. Homestake now owns 84.4% of the outstanding shares of HGAL.

If you hold shares in HGAL and have not accepted Homestake's offer or sold your HGAL shares on market, Homestake recommends that you take appropriate action as soon as possible. If you wish to accept Homestake's offer, you should ensure that your valid acceptance is received by Homestake by the new closing date. You will be sent the consideration due to you within 7 days of receipt of your valid acceptance.

If you hold certificates for your HGAL shares, you may only accept Homestake's offer by completing and executing the Form of Acceptance and Transfer enclosed with the Offer Document, and sending it together with the certificates for your HGAL shares to:

In Australia                                In the United States
Ernst & Young Registry Services             BancBoston Trust Company
     Pty Limited                                of New York
GPO Box 7045                                55 Broadway
Sydney NSW 2001                             3rd Floor
                                            New York NY 10001

or

Level 2
321 Kent Street
Sydney NSW 2000

If you hold your HGAL shares in a CHESS holding, you should instruct your broker (or whoever is the controlling participant for your holding) to initiate acceptance of the offer in accordance with the business rules of the Securities Clearing House before the end of the offer period.

HGAL shareholders with queries about how to accept Homestake's offer should telephone Ernst & Young Registry Services Pty Limited in Australia on (02) 290 4111 and The First National Bank of Boston in the United States on (415) 853 0980. HGAL shareholders who may not have received the original Offer Document or Form of Acceptance and Transfer, or who would like another copy of either document, should contact Ernst & Young Registry Services Pty Limited or The First National Bank of Boston, and another copy will be sent free of charge.

Yours faithfully


/s/ Harry M Conger
---------------------------
Harry M Conger
Chairman and Chief Executive Officer

SUPPLEMENT TO OFFER  DOCUMENT DATED AS OF 27 OCTOBER 1995

A copy of this Notice was registered by the Australian Securities Commission on the 30th day of November 1995. The Australian Securities Commission takes no responsibility as to the contents of this Notice.

                            HOMESTAKE MINING COMPANY
                               (ARBN 070 799 067)

                          NOTICE OF VARIATION OF OFFER
                 PURSUANT TO SECTION 657 OF THE CORPORATIONS LAW

TO:               Homestake Gold of Australia (ACN 008 143 137)

AND TO: Each shareholder in Homestake Gold of Australia Limited to whom an offer dated 27 October 1995 (Offer) was made in respect of a Part A statement dated 12 October 1995 served on Homestake Gold of Australia Limited by Homestake Mining Company (Part A statement).

Homestake Mining Company (Homestake) hereby gives notice that it varies each Offer by extending the offer period for a period of 17 days, extending the closing date for each Offer from 5:00pm Sydney time on 5 December 1995 to 5:00pm Sydney time on 22 December 1995.

The Part A statement is modified as follows:

(a) Clause 1.2 of the Part A statement is amended by deleting the words "the date which is one month and 7 days after the date to be specified in the offer" and replacing them with "22 December 1995"; and

(b) Clause 1 of the Summary of Offer (incorporated by reference into the Part A statement) is amended by replacing "5 December 1995" with "22 December 1995" and replacing "4 December 1995" with "21 December 1995".

DATED 30 November 1995.

SIGNED on behalf of Homestake Mining Company by Peter Cameron and John D Martin, duly authorised agents of two of the directors of Homestake Mining Company authorised to sign this Notice pursuant to a resolution passed at a meeting of the directors of Homestake Mining Company.




---------------------------                 ------------------------
P S Cameron                                 John D Martin
Harry M Conger                              Jack E Thompson
by Peter Cameron                            by John D Martin
his duly authorised agent                   his duly authorised agent


     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

     This Supplement to Offer Document is dated 30 November 1995.